UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2012

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut		06410
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously disclosed, on December 28, 2011, Alexion Pharmaceuticals, Inc. (Alexion) entered into an Agreement and Plan of Merger (Merger Agreement) with Enobia Pharma Corp. (Enobia), EMRD Corporation, a wholly-owned subsidiary of Alexion (Merger Sub), and the Stockholder Representatives named therein.

On February 7, 2012, Alexion announced the completion of the acquisition of 100% of the capital stock of Enobia. In accordance with the terms of the Merger Agreement, Merger Sub merged with and into Enobia (the Merger), becoming a wholly-owned subsidiary of Alexion. After the Merger, we intend to change the name of Enobia’s Canadian operating company to Alexion Montréal.

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 1 to the Merger Agreement

On February 1, 2012, prior to the Merger, Alexion entered into an amendment (Amendment) to the Merger Agreement. The Merger Agreement as amended by the Amendment is referred to below as the Amended Merger Agreement. The Amendment (i) modifies the treatment of shares of Enobia capital stock purchased by Alexion from certain Enobia optionholders (Identified Sellers) who agree to exercise their options to acquire shares of Enobia common stock and to sell the shares underlying such options to Alexion pursuant to the Stock Purchase Agreement (defined below), (ii) clarifies how consideration will be paid to holders of Enobia capital stock and (iii) makes certain technical corrections to the Merger Agreement.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Stock Purchase Agreement

On February 1, 2012, prior to the Merger, Alexion entered into a Stock Purchase Agreement (Stock Purchase Agreement) with Enobia and the Identified Sellers. Pursuant to the Stock Purchase Agreement, the Identified Sellers agreed to exercise their options prior to the Merger to acquire shares of Enobia common stock and sell the shares received upon such exercise to Alexion. The Stock Purchase Agreement provides that the exercise price of such options will be paid by delivery of a promissory note to Enobia. The consideration payable to each Identified Seller for a share of common stock under the Stock Purchase Agreement is the same consideration payable from time to time in accordance with the terms and conditions of the Amended Merger Agreement with respect to a share of common stock of Enobia owned by an Enobia stockholder immediately prior to the completion of the Merger.

The foregoing summary of the Stock Purchase Agreement is not complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Credit Agreement

On February 7, 2012, Alexion and Alexion Pharma International Sàrl, a wholly-owned subsidiary of Alexion organized under the laws of Switzerland, entered into a Credit Agreement (Credit Agreement) with the lenders party thereto, Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A., as syndication agent and RBS Citizens, National Association and Suntrust Bank as co-documentation agents.

The Credit Agreement provides for a $240 million senior secured term loan facility (Term Facility) and a $200 million senior secured revolving credit facility, which includes up to a $60 million sublimit for letters of credit and a $10 million sublimit for swingline loans (Revolving Facility, and together with the Term Facility, the Facilities). Alexion is permitted to use the Facilities to pay a portion of the Merger consideration, and for working capital requirements, acquisitions and other general corporate purposes. The Credit Agreement provides that, subject to satisfaction of certain conditions, including the receipt of commitments by existing or additional lenders, Alexion may increase commitments under the Term Facility and/or the Revolving Facility in an aggregate amount not to exceed $150 million in accordance with the Credit Agreement. Any of Alexion’s wholly-owned foreign subsidiaries may borrow funds under the Facilities upon satisfaction of certain conditions described in the Credit Agreement.

Alexion’s obligations under the Facilities are unconditionally guaranteed, jointly and severally, by certain of its existing domestic subsidiaries and are required to be guaranteed by certain of its future domestic subsidiaries. Alexion Pharma International’s obligations under the Facilities are unconditionally guaranteed, jointly and severally, by Alexion, certain of Alexion’s existing domestic subsidiaries, and certain of Alexion’s foreign subsidiaries, and are required to be guaranteed by certain of Alexion’s future subsidiaries. All obligations of each borrower under the Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of each borrower’s assets and the assets of certain guarantors, including the pledge of the equity interests of certain of Alexion’s subsidiaries and real estate located in Smithfield, Rhode Island, but excluding intellectual property and assets of certain foreign subsidiaries.

On February 7, 2012, Alexion borrowed $240 million under the Term Facility and $80 million under the Revolving Facility to fund in part the Merger. The balance of the consideration to be paid in connection with the merger will be paid by Alexion with cash on hand.

Alexion may elect that the loans under the Facilities bear interest at a rate per annum equal to (i) LIBOR plus 1.25% to 2.00% depending on Alexion’s consolidated leverage ratio (as calculated in accordance with the Credit Agreement), or (ii) in the case of borrowings in U.S. dollars, a Base Rate equal to the higher of the (A) Prime Rate then in effect, (B) Federal Funds Rate then in effect plus 0.50%, and (C) Eurodollar Rate then in effect plus 1%, plus in each case of (A), (B) or (C) 0.25% to 1.00% depending on Alexion’s consolidated leverage ratio (as calculated in accordance with the agreement).

Alexion may prepay the loans, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR borrowings. Interest is payable quarterly for Base Rate loans and, in the case of LIBOR-based loans, at the end of the applicable interest period, with the principal due on February 7, 2017, the maturity date. Alexion may borrow, repay and reborrow under the Revolving Facility until February 7, 2017. Each calendar quarter beginning with the calendar quarter ending on June 30, 2012, Alexion is required to repay principal of the term loan in installments equal to 5.00% of the initial term loan, or $12 million per quarter, subject to adjustment in connection with any increase of the Term Facility. In addition, Alexion is required to prepay outstanding loans under the Facilities with the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions.

The Credit Agreement requires that Alexion comply, on a quarterly basis, with a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio (in each case, as calculated in accordance with the Credit Agreement). Further, the agreement includes negative covenants, subject to exceptions, restricting or limiting Alexion’s ability and the ability of Alexion’s subsidiaries to, among other things, incur additional indebtedness, grant liens, engage in certain investment, acquisition and disposition transactions, pay dividends, repurchase capital stock and enter into transactions with affiliates. The agreement also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the interest rate would increase and the administrative agent would be entitled to take various actions, including the acceleration of amounts due under the loan.

Merrill Lynch, Pierce, Fenner & Smith Incorporated served as a financial advisor to Enobia in connection with its sale to Alexion described in Item 2.01 of this Current Report on Form 8-K.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On February 7, 2012, the Second Amended and Restated Credit Agreement (Former Credit Agreement), dated March 7, 2011 by and among Alexion, Bank of America, N.A. as administrative agent, the other lenders party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as joint lead arrangers was terminated, and all outstanding borrowings under the Former Credit Agreement were repaid in full and cancelled.

The Former Credit Agreement was terminated in connection with, and simultaneously with, execution of the Credit Agreement.

A description of the material terms and conditions of the Former Credit Agreement is provided in Alexion’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2011 and is incorporated by reference herein. A description of the new material relationship between certain parties to the Former Credit Agreement is provided under Item 1.01 of this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 7, 2012, Alexion completed its previously announced acquisition of Enobia. Pursuant to the terms of the Amended Merger Agreement, Merger Sub merged with and into Enobia, becoming a wholly-owned subsidiary of Alexion.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance.

The information disclosed under the heading “Credit Agreement” under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01 Other Events.

On February 7, 2012, Alexion issued a press release announcing the completion of the Merger. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment no later than 71 calendar days after the date on which this Current Report on Form 8-K was due for filing.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01(b) will be filed by amendment no later than 71 calendar days after the date on which this Current Report on Form 8-K was due for filing.

(d) Exhibits

2.1	Amendment No. 1 to the Agreement and Plan of Merger, dated December 28, 2011, by and among Alexion Pharmaceuticals, Inc., EMRD Corporation, Enobia Pharma Corp., and the Stockholder Representatives named therein, dated February 1, 2012.

10.1	Stock Purchase Agreement by and among Alexion Pharmaceuticals, Inc., Enobia Pharma Corp. and the Sellers named therein, dated February 1, 2012.

10.2	Credit Agreement by and among Alexion Pharmaceuticals, Inc., certain Subsidiaries of Alexion, the lenders party hereto, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers.

99.1	Press Release issued by Alexion Pharmaceuticals, Inc. on February 7, 2012.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

Date: February 7, 2012	By:	/s/ Michael V. Greco
Name: Michael V. Greco
Title: Associate General Counsel and
Corporate Secretary